EXHIBIT 12.1

Foundation Coal Corporation and Subsidiaries

Computation of Ratio of Earnings to Fixed Charges

(Dollars in thousands, except ratio)

	Successor					Predecessor
	Twelve Months Ended December 31, 2008	Twelve Months Ended December 31, 2007	Twelve Months Ended December 31, 2006	Twelve Months Ended December 31, 2005	For the Period From April 23, 2004 (date of incorporation) Through December 31, 2004	Seven Months Ended July 29, 2004
Earnings:
Income (loss) from continuing operations before income tax	$21,412	$25,877	$37,680	$137,534	$27,664	$(142,415)
Adjustments:
Interest expense(1)	51,682	57,226	68,350	63,217	27,877	20,261

	$73,094	$83,103	$106,030	$200,751	$55,541	$(122,154)

Fixed Charges:
Interest expense	$46,960	$53,666	$64,525	$59,495	$26,677	$18,010
Portion of rental expense representative of interest	4,722	3,560	3,825	3,722	1,200	2,251

	$51,682	$57,226	$68,350	$63,217	$27,877	$20,261

Ratio of earnings to fixed charges	1.4	1.5	1.6	3.2	2.0	(2)

(1)	Includes interest expense and portion of rental expense representative of interest.
(2)	The ratio was less than 1:1 for the period from January 1, 2004 to July 29, 2004 as earnings were inadequate to cover fixed charges by the deficiency of $142,415.